Filed pursuant to Rule 424(b)(3)

Registration No. 333-189749

PROSPECTUS SUPPLEMENT NO. 1

To Prospectus dated May 29, 2014

120,408,197 SHARES OF COMMON STOCK

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This prospectus supplement supplements the prospectus dated May 29, 2014, relating to the offering and resale by the selling stockholders of up to 120,408,197 shares of our common stock. We will not receive any proceeds from the sale of these shares by the selling stockholders.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on June 2, 2014.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is traded on the OTCQB under the symbol “ILIU”. On May 30, 2014, the closing sale price of our common stock on the OTCQB was $0.27 per share.

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AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. SEE THE

SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is June 2, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 30, 2014

Interleukin Genetics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32715	94-3123681
(Commission File Number)	(IRS Employer Identification No.)

135 Beaver Street Waltham, MA	02452
(Address of Principal Executive Offices)	(Zip Code)

(781) 398-0700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On May 17, 2013, Interleukin Genetics, Inc. (the “Company” or “Interleukin”) entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with various accredited investors (the “Purchasers”), pursuant to which Interleukin sold securities to the Purchasers in a private placement transaction (the “Private Placement”). Under the terms of the Purchase Agreement, each Purchaser has the right, at any time and from time to time on or before June 30, 2014 (the “Expiration Date”), to purchase at one or more subsequent closings its pro rata share of up to an aggregate of $5,000,000 of additional shares of common stock and warrants on the same terms and conditions as in the Private Placement. The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to extend the Expiration Date until December 31, 2014. Accordingly, on May 30, 2014, the Company and certain Purchasers holding a majority of the shares of common stock purchased in the Private Placement entered into the Second Amendment to the Purchase Agreement (the “Amendment”) to change the Expiration Date from June 30, 2014 to December 31, 2014. A copy of the Amendment is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit
10.1	Second Amendment, dated May 30, 2014, to Common Stock Purchase Agreement, dated May 17, 2013, as amended on March 31, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERLEUKIN GENETICS, INC.

Date: June 2, 2014	/s/ Eliot M. Lurier
Eliot M. Lurier
Chief Financial Officer

SECOND AMENDMENT

 TO THE

COMMON STOCK PURCHASE AGREEMENT

This Second Amendment (the “Amendment”) to the Common Stock Purchase Agreement, dated May 17, 2013 (as first amended on March 31, 2014), by and among Interleukin Genetics, Inc., a Delaware corporation (the “Company”), and the Purchasers identified on Schedule I thereto (the “Purchase Agreement”), is made as of May 30, 2014, by and among the Company and the Purchasers set forth on the signature page hereto. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Purchase Agreement.

WHEREAS, Section 2(b) of the Purchase Agreement provides each Purchaser with an option to purchase additional Shares and additional Warrants on or before June 30, 2014 (the “Expiration Date”);

WHEREAS, the Audit Committee of the Board of Directors of the Company and the Board of Directors of the Company have determined that it is in the best interests of the Company and its stockholders to extend the Expiration Date;

WHEREAS, in accordance with Section 9(c) of the Purchase Agreement, by executing and delivering this Amendment, the Company and the Purchasers set forth on the signature page hereto have approved this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment of Section 2(b) of the Purchase Agreement.

Section 2(b) of the Purchase Agreement is hereby amended by changing the Expiration Date from “June 30, 2014” to “December 31, 2014”.

2. Miscellaneous.

(i) Except as contemplated by this Amendment, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect.

(ii) This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

COMPANY:

INTERLEUKIN GENETICS, INC.

By:	/s/ Kenneth S. Kornman
Name:	Kenneth S. Kornman
Title:	Chief Executive Officer

PURCHASERS:

BAY CITY CAPITAL FUND V, L.P.

By:	BAY CITY CAPITAL MANAGEMENT V LLC, its General Partner
By:	BAY CITY CAPITAL LLC, its Manager
By:	/s/ Carl Goldfischer, MD
Name:	Carl Goldfischer, MD
Title:	Manager and Managing Director

BAY CITY CAPITAL FUND V CO-INVESTMENT FUND, L.P.

By:	BAY CITY CAPITAL MANAGEMENT V LLC, its General Partner
By:	BAY CITY CAPITAL LLC, its Manager
By:	/s/ Carl Goldfischer. MD
Name:	Carl Goldfischer, MD
Title:	Manager and Managing Director

GROWTH EQUITIES OPPORTUNITIES FUND III, LLC

By:	/s/ Louis S. Citron
Name:	Louis S. Citron
Title:	Chief legal Officer